EXHIBIT 3.1

                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                NORTH BAY BANCORP


     TERRY L. ROBINSON and WYMAN G. SMITH hereby certify that:

FIRST: They are the President and Chief Executive Officer and the Secretary, respectively, of North Bay Bancorp, a California corporation.

SECOND: The articles of incorporation, as amended to the date of the filing of this certificate, without alterations or amendments (other than omissions required by Section 910 of the Corporations Code) are restated as follows:

                                       I.
                                      NAME

     The name of this corporation is North Bay Bancorp.

                                       II.
                                     PURPOSE

     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.
                                   [RESERVED]

                                       IV.
                                AUTHORIZED STOCK

     North Bay Bancorp (hereinafter the "Corporation") is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is Fifteen Million (15,000,000) and the number of shares of Preferred Stock authorized to be issued is Five Hundred Thousand (500,000).

     The voting powers, designations, preferences, privileges and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article IV.



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     A. SERIES A PREFERRED STOCK.

          1. Designation and Amount. A total of One Hundred Thousand (100,000) shares of the Corporation's Preferred Stock shall be designated as a series known as Series A Preferred Stock, no par value (the "Series A Preferred Stock"). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding, options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock are as set forth below in this
Article IV.A.

          2. Dividends and Distributions.

               (a) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September, and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $0.25 or (ii) subject to the provision for adjustment hereinafter set forth, the aggregate per share amount of all cash dividends, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment date, or with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number or shares of Common Stock that were outstanding immediately prior to such event.

               (b) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (a) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that in the


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event no dividend or  distribution  shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.25 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

               (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not less than 10 nor more 60 days prior to the date fixed for the payment thereof.

          3. Voting Rights.

     The holders of shares of Series A Preferred Stock shall have the following voting rights:

               (a) Each share of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Corporation.

               (b) Except as otherwise provided herein, in any Certificate of Determination creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

          4. Certain Restrictions.

               (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 above are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                    (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

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

                    (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or up liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                    (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                    (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

               (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock in the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in any Certificate of Determination creating a series of Preferred Stock or any similar stock or as otherwise required by law.

          6. Liquidation, Dissolution or Winding Up.

     Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount per share equal to $100.00, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate


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amount per share, subject to the provision for adjustment hereinafter set forth, equal to the aggregate amount to be distributed per share to holders of shares of Common Stock, or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common
Stock,  or  effect  a  subdivision  or  combination  or   consolidation  of  the
outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          7. Consolidation, Merger, etc.

     In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share subject to the provision for adjustment hereinafter set forth equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number shares of Common Stock that were outstanding immediately prior to such event.

          8. Redemption.

     The shares of Series A Preferred Stock shall not be redeemable.

          9. Rank.

     The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all other series of the Corporation's Preferred Stock, unless the terms of any such series shall provide otherwise.


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          10. Amendment.

     The Articles of Incorporation (including any Certificate of Determination issued under the authority of said Articles) of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single series.

     B. COMMON STOCK.

          1. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any meeting of the shareholders' of this Corporation in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

          2. Dividends. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board, out of any assets of this Corporation legally available therefore, such dividends as may be declared from time to time by the Board.

          3. Liquidation Rights. Upon the liquidation, dissolution or winding up of this Corporation, the assets of this Corporation shall be distributed as provided in Article IV.A.6. hereof.


                                       V.
                              LIABILITY LIMITATION

         The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.


                                       VI.
                                 INDEMNIFICATION

         The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaws, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code.


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                                      VII.
                              BUSINESS COMBINATIONS

     The shareholder vote required to approve Business Combinations (as herein defined) shall be as set forth in this Article.

     A. CERTAIN DEFINITIONS.

     For purposes of this Article:

          1. "Voting Stock" shall mean all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class (it being understood that, for purposes of this Article, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article IV of these Articles of Incorporation or any designation of the rights, powers and preferences of any class or series of Preferred Stock made pursuant to said Article IV (a "Preferred Stock Designation").

          2. A "person" shall mean any individual, firm, corporation, trust, partnership, association or other entity.

          3. "Affiliates", "affiliated" and "Associates" shall have the respective meaning ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on June 1, 1999.

          4. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation;
provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph 6 of this Section A, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

          5. A person shall be a "beneficial owner" or "beneficially own" or have "beneficial ownership" of any Voting Stock:

               (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

               (b) which such person or any of its  Affiliates or Associates has
(i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote or to direct the voting thereof pursuant to any agreement, arrangement or understanding; or

               (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for purposes of acquiring, holding, voting or disposing of any shares of Voting Stock.

          6. "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

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               (a) is the beneficial owner, directly or indirectly, of more than twenty percent (20%) of the voting power of the  then-outstanding  Voting Stock;
or

               (b) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the voting power of the then-outstanding Voting Stock; or

               (c) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          7. For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph 6 of this Section A, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph 5 of this Section A but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          8. "Continuing Director" means any member of the Board of Directors of the Corporation (the "Board") who is not affiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, or any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

          9. "Fair Market Value" means: (a) in the case of stock on a given date, the highest closing sale price during the 30-day period immediately preceding such date of a share of such stock on the Composite Tape for New York Exchange-Listed Stocks or, if such stock is not quoted on the Composite Tape of the New York Stock Exchange or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding such date on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use or, if no such quotations are available, the fair market value on such date of a share of such stock as determined by the Board in good faith; and
(b) in the case of property other than cash or stock, the fair market value of such property on such date as determined by the Board in good faith.

          10. "Business Combinations" shall include:

               (a) any merger or consolidation of the Corporation or any Subsidiary with (i) any Interested Shareholder or (ii) any other corporation


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(whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder; or

               (b) any sale, lease, exchange, mortgage, pledge, grant of a security interest, transfer or other disposition (in one transaction or a series of transactions) directly or indirectly to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of ten percent (10%) or more of the total value of the assets of the Corporation and its consolidated subsidiaries reflected in the most recent balance sheet of the Corporation; or

               (c) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10,000,000 or more; or

               (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; except that this provision shall not limit the right of shareholders to elect voluntarily to wind up or dissolve the Corporation by the vote of shareholders holding shares of stock representing more than fifty percent (50%) of the stock then entitled to vote in the election of directors; or

               (e) any reclassification of the Corporation's securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate beneficial ownership of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder in the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary; or as a result of which the shareholders of the Corporation would cease to be shareholders of a corporation incorporated under the laws of the State of California having, as part of its articles of incorporation, provisions to the same effects as this Article VII.

          11. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" shall include the shares of any class of outstanding Voting Stock retained by the holders of such shares.

          12. "Announcement Date" shall mean the date of the first public announcement of a proposed Business Combination.

          13. "Determination Date" shall mean the date on which the Interested Shareholder became an Interested Shareholder.

          14. "Consummation Date" shall mean the date of the consummation of the Business Combination.


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     B. VOTING REQUIREMENTS.

     Except as otherwise provided in Section C of this Article VII, a Business Combination shall require (1) the affirmative vote of at least sixty-six and two thirds percent (66-2/3%) of the voting power of the then-outstanding Voting Stock and (2) the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of the Voting Stock other than the Voting Stock of which an Interested Shareholder or an Affiliate is the beneficial owner, voting together as a single class. Such affirmative votes shall be required notwithstanding any other provisions of these Articles of Incorporation or any provision of law or of any agreement with any national securities exchange which might otherwise permit a lesser vote or no vote, but such affirmative votes shall be required in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, these Articles of Incorporation, any Preferred Stock Designation or otherwise.

     C. PRICE AND PROCEDURE REQUIREMENTS.

     The provisions of Section B of this Article VII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, and any other provision of the Articles of Incorporation, any Preferred Stock Designation, any agreement with any national securities exchange or otherwise if, in the case of a Business Combination that does not involve any cash or other consideration being received by the shareholders of the Corporation, solely in their respective capacities as shareholders of the Corporation, the condition specified in the following paragraph 1 is met, or in the case of any other Business Combination, the conditions specified in either of the following paragraphs 1 or 2 are met:

          1. The Business Combination shall have been approved by a majority of the Continuing Directors, it being understood that this condition shall not be capable of satisfaction unless there is at least one Continuing Director.

          2. All of the following conditions shall have been met:

               (a) The aggregate amount of the cash and the Fair Market Value, as of the Consummation Date, of consideration other than cash to be received per share by holders of common shares of the Corporation in such Business Combination shall be not less than the highest of the following (in each case appropriately adjusted in the event of any stock dividend, stock split, combination of shares or similar event):

                    (i) (if applicable) (a) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers' fees) paid by the Interested Shareholder for any common shares of the Corporation acquired or beneficially owned by it that were acquired within the two-year period immediately prior to the Announcement Date or in the transaction in which it became an Interested Shareholder, whichever is higher, plus (b) interest thereon at the rate for 90-day United States


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

     Treasury obligations in effect on the Determination Date, calculated and compounded annually from that date until the Consummation Date, less the per share amount of cash dividends payable to holders of record on record dates occurring in the interim, up to the amount of such interest;

                    (ii)  the  Fair  Market   Value  per  common  share  of  the
     Corporation on the Announcement Date; or

                    (iii) the Fair Market Value per common share of the Corporation on the Determination Date.

               (b) The aggregate amount of the cash and the Fair Market Value, as of the Consummation Date, of consideration other than cash to be received per share by the holders of less than the highest class (or series) of Voting Stock in such Business Combination shall be not less than the highest of the following (in each case appropriately adjusted in the event of any stock dividend, stock split, combination of shares or similar event), it being intended that the requirements of this paragraph (b) be met with respect to each class and series of Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class or series:

                    (i) (if applicable) (a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class (or series) of Voting Stock acquired or beneficially owned by it that were acquired within the two-year period immediately prior to the Announcement Date or in the transaction in which it became an Interested Shareholder, whichever is higher, plus (b) interest thereon at the rate for 90-day United States Treasury obligations in effect on Determination Date, calculated and compounded annually from that date until the Consummation Date, less the per share amount of cash dividends payable to holders of record on record dates occurring in the interim, up to the amount of such interest;

                    (ii) (if applicable) the highest preferential amount per share to which the holders of shares of such class (or series) of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                    (iii) the Fair Market Value per share of such class (or series) of Voting Stock on the Announcement Date; and

                    (iv) the Fair Market Value per share of such class (or series) of Voting Stock on the Determination Date.

               (c) The consideration to be received by holders of a particular class (or series) of Voting Stock shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class (or series) of Voting Stock. If the Interested Shareholder has paid for shares of any class


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

(or series) of Voting Stock with varying forms of consideration, the form of consideration for such class (or series) of Voting Stock shall be either cash or the form used to acquire the largest number of such shares.

               (d) All shares of Voting Stock of which the Interested Shareholder is not the beneficial owner immediately prior to the Consummation Date shall be exchanged in such Business Combination only for cash or other consideration meeting all of the terms and conditions of this Section C; provided, however, that the failure of any shareholder, exercising a statutory right to dissent from such Business Combination and to receive payment of the Fair Market Value of shares, to exchange shares in such Business Combination shall not be deemed to have prevented satisfaction of the condition set forth in this paragraph (d).

               (e) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (i) except as approved by a majority of Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (ii) there shall have been (A) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of Continuing Directors, and (B) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (iii) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

               (f) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately, solely in such Interested Shareholder's capacity as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any subsidiary of the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

               (g) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all shareholders of the Corporation at least thirty (30) days prior to the Consummation Date (whether or not such proxy or information statement is otherwise required) and the Continuing Directors, if there are any at the time, shall be provided a reasonable opportunity to state therein their views respecting such proposed Business Combination and to include therewith an opinion of an independent investment banker selected by the Continuing Directors with respect to such Business Combination.

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

               (h) A state or federal regulatory authority having jurisdiction under the circumstances shall have determined that the Business Combination is fair to the holders of the Voting Stock.

     D. POWERS OF THE BOARD OF DIRECTORS.

     A majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such determination as is hereinafter in this Section D specified is to be made by the Board) shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article VII, including, without limitation, (1) whether a person is an Interested Shareholder, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, and (4) whether the applicable conditions set forth in Section C of this Article VII have been met with respect to any Business Combination.

     E. NO EFFECT ON FIDUCIARY OBLIGATIONS OR INTERESTED SHAREHOLDERS.

     Nothing contained in this Article shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

     F. AMENDMENT, REPEAL, ETC.

     Notwithstanding any other provision of these Articles of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws) the affirmative vote of the holders of at least sixty-six and two thirds percent (66-2/3%) or more of the outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal or adopt any provision inconsistent with this Article or any provisions thereof.


                                      VIII.
                    EVALUATION OF BUSINESS COMBINATIONS, ETC.

     In connection with the exercise of its judgement in determining what is in the best interest of the Corporation and of the shareholders, when evaluating a "Business Combination," as defined in Article VII of these Articles of Incorporation, or a proposal by another person or persons to make a business combination or a tender or exchange offer, the Board of Directors of the Corporation shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it may deem relevant:

          1. The social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors, and other elements of the communities in which the Corporation and its subsidiaries operate or are located;

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

          2. The business and financial condition and earning prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition and other likely financial obligations of the acquiring person or persons, and the possible effect of such condition upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located;

          3. The competence, experience and integrity of the acquiring person or persons and its or their management;

          4. Whether the proposed transaction might violate federal or state law; and

          5. Not only the consideration being offered in a proposed transaction and related to the current market price for the outstanding capital stock of the Corporation, but also to the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part, and the Corporation's future value as an independent entity."

THIRD: These restated articles of incorporation have been duly approved by the Board of Directors.


     /s/ Terry L. Robinson                      /s/ Wyman G. Smith
     ---------------------                      ------------------
     Terry L. Robinson                          Wyman G. Smith
     President                                  Corporate Secretary

     Terry L. Robinson and Wyman G. Smith, the duly elected and acting President and Corporate Secretary, respectively, of the corporation, declare under penalty of perjury under the laws of the State of California that they have read the foregoing Restated Articles of Incorporation and know the contents thereof, and that the same is true of their own knowledge.

     Executed at Napa, California on February 28, 2005

     /s/ Terry L. Robinson                     /s/ Wyman G. Smith
     ---------------------                     -------------------
     Terry L. Robinson                         Wyman G. Smith III






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